Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
August 2, 2012	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS SECOND QUARTER 2012 RESULTS

WEST DES MOINES, Iowa (August 2, 2012) -American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported second quarter 2012 operating income1 of $27.4 million, or $0.43 per diluted common share, compared to second quarter 2011 operating income of $29.0 million, or $0.45 per diluted common share.
Highlights for the second quarter of 2012 include:

▪	Annuity sales for the second quarter of 2012 were $917 million (before coinsurance) compared to first quarter 2012 annuity sales of $979 million (before coinsurance).

▪
Total invested assets grew 20% to $25.4 billion at June 30, 2012 compared to $21.2 billion at June 30, 2011. On an amortized cost basis, total invested assets grew 13% to $23.3 billion at June 30, 2012 compared to $20.5 at June 30, 2011.

▪
Investment spread for the second quarter of 2012 was 2.70% compared to 2.93% for the first quarter of 2012. Adjusted investment spread for the second quarter of 2012 was 2.95%, slightly below the 3.00% target.

▪
Estimated risk-based capital (“RBC”) ratio at June 30, 2012 based upon trailing twelve months annuity sales remained above target at 337%. Estimated RBC at June 30, 2012 based upon annualization of first half 2012 annuity sales was 347%.

▪	Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) grew to $16.34 at June 30, 2012 compared to $16.24 at March 31, 2012 and $16.09 at December 31, 2011.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net income was $18.8 million for the second quarter of 2012, compared to $18.3 million for the same period in 2011.

SPREAD RESULT IMPACTED BY CASH
    American Equity's investment spread for the second quarter of 2012 continued to be affected by the impact of holding excess cash during the quarter. The average excess cash balance for the second quarter of 2012 was $1.4 billion compared to $759 million for the first quarter of 2012 with the foregone investment income from holding such excess cash balance estimated at 0.27% for the second quarter of 2012 compared to 0.14% for the first quarter of 2012. The excess cash balance is primarily attributable to calls of U.S. Government agency and other securities which totaled $2.8 billion in the first six months of 2012 with an average yield of 5.33%. The high level of excess cash may persist for several more quarters as the Company holds $1.8 billion of U.S. Government agency securities at interest rates of 4.00% or higher that are likely to be called in the second half of 2012 and another $728 million of such securities that are callable in the first six months of 2013.
The adjusted investment spread of 2.95% for the second quarter of 2012 was slightly less than the adjusted investment spread of 2.99% for the first quarter of 2012. Other items accounting for the difference in reported investment spread and adjusted investment spread included a 0.03% benefit from additional prepayment and fee income on commercial real estate mortgages, residential mortgage backed securities and corporate bonds and a 0.01% cost from under hedging index credits to index annuity policyholders.
The average yield on invested assets including the excess cash balance was 5.34% for the second quarter of 2012 compared to 5.61% in the first quarter of 2012. Investment yield continues to decline due to the increasing level of excess cash and as proceeds from securities called for redemption and new premiums are invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2012 was 4.54% compared to an average yield of 4.38% for fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2012.
The decrease in investment yield was partially offset by a reduction in the aggregate cost of money on annuity liabilities to 2.64% in the second quarter of 2012 compared to 2.68% in the first quarter of 2012. The reduction in the cost of money reflects management's actions to maintain target spreads in the declining investment yield environment by adjusting new money and renewal crediting rates to policyholders.
John M. Matovina, Chief Executive Officer and President commented: “The low interest rate environment continues to present spread management challenges. We remain committed to earning our target investment spread through purchases of high quality investments and appropriate management of crediting rates to policyholders. We anticipate achieving an additional 0.15% - 0.20%

decline in the aggregate cost of money over the remainder of 2012 based upon rate adjustments already implemented and are prepared to make further adjustments if necessary to earn our target investment spread of 3.00%.”
2012 SALES OUTLOOK
The pace of sales of new annuities was slower in the second quarter of 2012, with total sales for the quarter at $917 million compared to $979 million in the first quarter of 2012. David J. Noble, founder and Executive Chairman commented: “We made several pricing adjustments late in 2011 consistent with our disciplined approach to spread and product pricing management. We anticipated that our competitors would take similar actions at that time, but until recently, few did. Within the past two months, we have seen numerous adjustments from our competitors and based upon the current status, we sense that the competitive environment will be more favorable to us for the second half of 2012. With invested assets exceeding $25 billion, we have significant earnings capacity and we should continue to grow assets whether sales come in faster or slower than the current pace.”
Noble continued, “American Equity is well positioned to capitalize on growing demand for guaranteed retirement income products. We offer principal protection and guaranteed minimum returns which are attractive in a volatile market environment. Yet we offer upside potential when equity markets are strong which is important in a low interest rate environment. With attractive products that are right for our times, and the established strength of an industry leader with over $25 billion of invested assets, we are optimistic about our growth opportunities for the years ahead.”
TRUST PREFERRED REDEMPTION
On May 30, 2012, notices of mandatory redemption were issued for the Company's 8% Convertible Junior Subordinated Debentures Due 2029 and the related convertible trust preferred securities issued by a subsidiary trust. Approximately $20.6 million principal amount or 94% of the convertible trust preferred securities were converted into 2.5 million shares of American Equity common stock prior to the July 10, 2012 mandatory redemption date (1.5 million shares issued in June 2012). The balance of the convertible trust preferred securities ($1.3 million principal amount) has been redeemed or will be redeemed for cash of $1.3 million.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2012 earnings on Friday, August 3, 2012, at 9 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 866-713-8307, passcode 33869525 (international callers, please dial 1-617-597-5307). An audio replay will be available via telephone through August 24, 2012 at 1-888-286-8010, passcode 57864260 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Net Income/Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,248	$3,289	$6,470	$6,205
Annuity product charges	21,908	19,892	41,301	36,854
Net investment income	320,259	296,878	647,169	589,006
Change in fair value of derivatives	(150,847)	(22,029)	108,314	126,624
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(611)	(854)	(6,687)	(2,047)
OTTI losses on investments:
Total OTTI losses	(375)	(113)	(2,156)	(5,213)
Portion of OTTI losses recognized from other comprehensive income	(603)	(2,116)	(1,703)	(3,587)
Net OTTI losses recognized in operations	(978)	(2,229)	(3,859)	(8,800)
Total revenues	192,979	294,947	792,708	747,842

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,250	2,499	4,367	4,394
Interest sensitive and index product benefits (b)	142,733	238,420	281,856	398,085
Amortization of deferred sales inducements	25,940	20,265	42,650	50,957
Change in fair value of embedded derivatives	(80,989)	(60,963)	278,077	67,340
Interest expense on notes payable	7,072	7,832	14,067	15,739
Interest expense on subordinated debentures	3,563	3,481	7,149	6,947
Interest expense on amounts due under repurchase agreements	—	1	—	5
Amortization of deferred policy acquisition costs	44,848	38,862	79,132	94,085
Other operating costs and expenses (c)	18,902	16,634	40,615	34,108
Total benefits and expenses	164,319	267,031	747,913	671,660
Income before income taxes	28,660	27,916	44,795	76,182
Income tax expense	9,901	9,642	15,565	26,565
Net income (b)	18,759	18,274	29,230	49,617
Net realized losses and net OTTI losses on investments, net of offsets	861	1,278	4,408	3,750
Net effect of derivatives and other index annuity, net of offsets	7,736	9,461	23,478	6,220
Operating income (a) (b)	$27,356	$29,013	$57,116	$59,587

Earnings per common share (b)	$0.31	$0.31	$0.49	$0.84
Earnings per common share - assuming dilution (a) (b) (c)	$0.30	$0.28	$0.46	$0.77
Operating income per common share (a) (b)	$0.46	$0.48	$0.95	$1.00
Operating income per common share - assuming dilution (a) (b)	$0.43	$0.45	$0.90	$0.92

Weighted average common shares outstanding (in thousands):
Earnings per common share	59,943.337	59,504.119	59,821.937	59,343.959
Earnings per common share - assuming dilution	64,253.628	65,530.192	64,229.656	65,436.952
(a) See note (a) on page 2.

(b) Six months ended June 30, 2011 includes an adjustment recorded in the first quarter of 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

(c) Other operating costs and expenses for the three and six months ended June 30, 2012 includes $2.0 million and $5.0 million, respectively, of expense related to the impact of the prospective adoption (effective January 1, 2012) of revised accounting guidance for deferred policy acquisition costs. This revised accounting guidance requires the recognition of a current expense for certain costs which previously were capitalized and amortized over the expected life of the underlying policies. This change, including the impact on related amortization expense, reduced diluted earnings per share for the three and six months ended June 30, 2012 by $0.02 and $0.05, respectively.

American Equity Investment Life Holding Company

Operating Income
Three months ended June 30, 2012 (Unaudited)

		Adjustments
	As Reported	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,248	$—	$—	$3,248
Annuity product charges	21,908	—	—	21,908
Net investment income	320,259	—	—	320,259
Change in fair value of derivatives	(150,847)	—	85,683	(65,164)
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(611)	611	—	—
Net OTTI losses recognized in operations	(978)	978	—	—
Total revenues	192,979	1,589	85,683	280,251

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,250	—	—	2,250
Interest sensitive and index product benefits	142,733	—	—	142,733
Amortization of deferred sales inducements	25,940	(16)	7,217	33,141
Change in fair value of embedded derivatives	(80,989)	—	56,826	(24,163)
Interest expense on notes payable	7,072	—	—	7,072
Interest expense on subordinated debentures	3,563	—	—	3,563
Interest expense on amounts due under repurchase agreements	—	—	—	—
Amortization of deferred policy acquisition costs	44,848	267	9,342	54,457
Other operating costs and expenses	18,902	—	—	18,902
Total benefits and expenses	164,319	251	73,385	237,955
Income before income taxes	28,660	1,338	12,298	42,296
Income tax expense	9,901	477	4,562	14,940
Net income	$18,759	$861	$7,736	$27,356

Earnings per common share	$0.31			$0.46
Earnings per common share - assuming dilution	$0.30			$0.43

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.